TEXAS THOROUGHBRED
                               H.B.P.A. Inc.




     In recognition of the fact that the Texas Thoroughbred HBPA Inc. (TTHBPA Inc.), which represents owners and trainers racing Thoroughbred horses, and Sam Houston Race Park Ltd. (SHRP Ltd.) desire to enter into a contractual agreement for the 1996 live fall Thoroughbred meet beginning October 3, 1996 at Sam Houston Race Park, and;

     Whereas, it is in the best interests of the TTHBPA Inc. and SHRP Ltd. to ensure uninterrupted racing and simulcasting and therefore desire to avoid such interruption, and;

     Whereas, long term contract negotiations with SHRP Ltd. are expected to take place sometime during the 1996 live fall Thoroughbred meet;

     Now, therefore, TTHBPA Inc. and SHRP Ltd. find it to be in their mutual best interests to extend until 11:59p.m., December 31, 1996, all the terms of the contract which expired on September 22, 1996, and its extension through September 30, 1996, without affecting or waiving any right or obligation which may have accrued under that contract;

     Further, TTHBPA Inc. and SHRP Ltd. agree that:

     (1) SHRP will not recover all or any part of the $330,000 recoupment identified in the Third Amendment prior to December 31, 1996; and

     (2) There will be no TTHBPA Inc. approval of simulcasting, either exported from SHRP or imported by SHRP, effective January 1, 1997 unless a successor contract has been agreed upon by TTHBPA Inc. and SHRP Ltd.

     Entered into this 30th day of September between:




/S/ L. WILLIAM HEILIGBRODT              /S/ ROBERT L. BORK
L. William Heiligbrodt                  Robert L. Bork
President                               Senior Vice President/General
Texas Thoroughbred HBPA Inc.                 Manager
                                        Sam Houston Race Park Ltd.